Exhibit 99.1

N E W S   R E L E A S E

CONTACTS:

Investors and Media:

James R. Boldt, Chairman and Chief Executive Officer

(716) 887-7244

Investors:

Brendan Harrington, Senior Vice President and Chief Financial Officer

(716) 888-3634

CTG ANNOUNCES EXTENSION OF 10B5-1 PLAN TO FACILITATE SHARE REPURCHASES

BUFFALO, N.Y. — January 4, 2012 — CTG (NASDAQ: CTGX), an international information technology (IT) solutions and services company, today announced that it has extended a stock repurchase plan under Rule 10b5-1 of the Securities and Exchange Commission (the “Company 10b5-1 Plan”) to facilitate the repurchase of its common stock. The Company had approximately 860,000 shares available for repurchase as of December 31, 2011 under its outstanding repurchase authorizations.

“We are again extending our 10b5-1 plan as it gives us the ability to repurchase shares during our self-imposed blackout periods prior to the announcement of quarterly results,” said CTG Chairman and Chief Executive Officer James R. Boldt.

The plan is effective from January 5, 2012 until the day following the Company’s release of its 2011 fourth quarter and full year financial results. CTG’s 10b5-1 plan allows for the repurchase of shares during the time following the close of a quarter and the announcement of quarterly financial results when the Company’s stock repurchase policy does not allow for the direct purchase of shares by the Company. Repurchases are subject to SEC regulations as well as certain price, market, volume, and timing constraints specified in the plan. The plan does not require that any shares be purchased.

About CTG

CTG develops innovative IT solutions to address the business needs and challenges of companies in several higher-growth industries including healthcare, energy, and technology services. As a leading provider of IT and business consulting solutions to the healthcare market, CTG offers hospitals, physician groups, and regional health information exchanges a full range of electronic medical record services. Additionally, CTG has developed for the healthcare provider and payer markets unique, proprietary software solutions that support better and lower cost healthcare. CTG also provides managed services IT staffing for major technology companies and large corporations. Backed by 45 years’ experience, proprietary methodologies, and an ISO 9001-certified management system, CTG has a proven track record of delivering high-value, industry-specific solutions. CTG operates in North America and Western Europe. CTG posts news and other important information on the Web at www.ctg.com.

Safe Harbor Statement

This document contains certain forward-looking statements concerning the Company’s current expectations as to future growth. These statements are based upon a review of industry reports, current business conditions in the areas where the Company does business, the availability of qualified professional staff, the demand for the Company’s services, and other factors that involve risk and uncertainty. As such, actual results may differ materially in response to a change in such factors. Such forward-looking statements should be read in conjunction with the Company’s disclosures set forth in the Company’s 2010 Form 10-K, which is incorporated by reference. The Company assumes no obligation to update the forward-looking information contained in this release.

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